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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                         THE SECURITIES EXCHANGE ACT OF
                                      1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 333-93765

                    ATCHISON CASTING CORPORATION SAVINGS PLAN
             (Exact name of registrant as specified in its charter)

                             400 South Fourth Street
                             Atchison, KS 66002-0188
                                 (913) 367-2121
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Common Stock, $0.01 par value, reserved under the
                    Atchison Casting Corporation Savings Plan
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(i)            [X]
Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)           [ ]
Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)            [ ]
Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)           [ ]
                                        Rule 15d-6                     [ ]

Approximate number of holders of record as of the certification or notice date:
None (Atchison Casting Corporation Savings Plan merged into the Atchison Casting
Corporation 401(k) Plan)

Pursuant to the requirements of the Securities Exchange Act of 1934, the
Atchison Casting Corporation 401(k) Plan, as successor to the Atchison Casting
Corporation Savings Plan, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                ATCHISON CASTING CORPORATION,
                                the Administrator of the Atchison Casting
                                Corporation 401(k)Plan, successor in interest
                                to the Atchison Casting Corporation Savings Plan

Date: January 11, 2002          By: /s/ Kevin T. McDermed
                                   ----------------------------------------------
                                   Name: Kevin T. McDermed
                                   Title:  Vice President, Chief Financial
                                   Officer, Treasurer and Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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